Exhibit 99.1

Moleculin Abstract Accepted for Poster Presentation at the European Hematology Association (EHA) 2024 Hybrid Congress

HOUSTON, May 16, 2024 /PRNewswire/ -- Moleculin Biotech, Inc., (Nasdaq: MBRX) (“Moleculin” or the “Company”), a clinical stage pharmaceutical company with a broad portfolio of drug candidates targeting hard-to-treat tumors and viruses, today announced its abstract has been accepted for poster presentation at the EHA2024 Hybrid Congress being held June 13-16, 2024 in Madrid, Spain and virtually.

Details for the poster presentation are as follows:

Abstract: P537

Session: Acute myeloid leukemia – Clinical

Title: LIPOSOMAL ANNAMYCIN (L-ANN) IN COMBINATION WITH CYTARABINE FOR TREATMENT OF PATIENTS WITH ACUTE MYELOID LEUKAEMIA (AML) REFACTORY TO OR RELAPSED (R/R) AFTER INDUCTION THERAPY (MB-106 STUDY)

Presenting Author: Wolfram C. M. Dempke, MD, PhD, MBA, European Chief Medical Officer of Moleculin

For more information about the EHA2024 Hybrid Congress, visit the event website.

About Moleculin Biotech, Inc.

Moleculin Biotech, Inc. is a clinical stage pharmaceutical company with a growing pipeline, including Phase 2 clinical programs, for hard-to-treat tumors and viruses. The Company’s lead program, Annamycin is a next-generation anthracycline designed to avoid multidrug resistance mechanisms and to eliminate the cardiotoxicity common with currently prescribed anthracyclines. Annamycin is currently in development for the treatment of relapsed or refractory acute myeloid leukemia (AML) and soft tissue sarcoma (STS) lung metastases. All interim and preliminary data discussed above are subject to change.

Additionally, the Company is developing WP1066, an Immune/Transcription Modulator capable of inhibiting p-STAT3 and other oncogenic transcription factors while also stimulating a natural immune response, targeting brain tumors, pancreatic and other cancers, and WP1220, an analog to WP1066, for the topical treatment of cutaneous T-cell lymphoma. Moleculin is also engaged in the development of a portfolio of antimetabolites, including WP1122 for the potential treatment of viruses, as well as cancer indications including brain tumors, pancreatic and other cancers.

For more information about the Company, please visit www.moleculin.com and connect on Twitter/X, LinkedIn and Facebook.

Investor Contact:

JTC Team, LLC

Jenene Thomas

(833) 475-8247

MBRX@jtcir.com